Exhibit 99.1

FOR IMMEDIATE RELEASE
January 14, 2004
CONTACT:   Jerry L. Calvert
(864) 594-5690 (Work)
(864) 590-8858 (Cell)

First National Bancshares, Inc. Reports Record Net Income for Calendar Year 2003, Growth in Pre-Tax Earnings of 125%–

First National Bancshares, Inc., the bank holding company for First National Bank of Spartanburg, today reported its financial results for the calendar year and fourth quarter ending December 31, 2003.

First National posted pre-tax earnings of $1,341,617 for the year ended December 31, 2003 or an increase of 125% over pre-tax earnings of $595,129 for the same period last year. This comparison is more relevant than net income since operating results for the year ended December 31, 2002, did not include income tax expense due to the utilization of prior year net tax loss carryforwards.

Net income for the year ending December 31, 2003, was $915,726, an increase of 53.9% compared to net income of $595,129 for the year ending December 31, 2002. Net income per diluted share for 2003 was $.68 per share or an increase of 47.8% over $.46 per diluted share for 2002. Net income for the fourth quarter ending December 31, 2003, was $283,466, or $.21 per diluted share, compared to $241,503 or $.18 per diluted share for the same period last year.

At December 31, 2003, total assets were $180.6 million compared with $139.2 million at December 31, 2002, an increase of 29.7%. Loans grew to a year-end total of $130.4 million, an increase of 40% over total loans at December 31, 2002 of $93.1 million. Deposits were $154.7 million at December 31, 2003, compared to $119.7 million at December 31, 2002, or an increase of 29.2%.

Jerry L. Calvert, President and CEO, said, “We are very pleased to end the year with such strong earnings and asset growth. During 2003, we generated record loan volume while maintaining excellent credit quality. We surpassed many of our competitors in deposit market share during the year and improved operating efficiency by leveraging our investments in personnel and infrastructure to generate increases in net interest income and non-interest income. We commend our team of banking professionals for achieving these results while maintaining a superior level of personal customer service.”

Mr. Calvert continued, “We successfully closed the sale of $3 million in trust preferred securities in December 2003. The proceeds from the issuance give us additional capital needed to continue growing without diluting the ownership of our existing shareholder base. As we enter 2004, we remain focused on achieving our strategic objectives in all areas.”

First National Bank of Spartanburg provides a wide range of financial services to consumer and commercial customers through three offices in Spartanburg County including trust and investment management services through Colonial Trust Company. The bank is a wholly-owned subsidiary of the bank holding company, First National Bancshares, Inc. Its stock is traded on the OTC Bulletin Board under the symbol FNSC. First National’s closing stock price on December 31, 2003, was $18.75 per share. Additional information about First National is available on its web site at www.firstnational-online.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors.  Readers are cautioned not to place undue reliance on these forward-looking statements.